Exhibit 99.1

Sanuwave Health Appoints Industry Veteran Dustin Libby as Executive Vice President of Commercial Operations

Sanuwave Health, Inc.
June 3, 2025

Libby brings strong team building, growth, and sales operations and systems skills to Sanuwave after a career of growing start ups into mid and large sized companies.

EDEN PRAIRIE, MN, June 3, 2025 (GLOBE NEWSWIRE) – Sanuwave Health, Inc. (the "Company" or "Sanuwave”) (NASDAQ:SNWV), a leading provider of next-generation FDA-approved wound care products, is pleased to announce the hiring of Dustin Libby as its EVP of commercial operations.
Libby brings 20 years of medical device experience focused on commercial growth, sales operations, and launch execution.
His career includes leadership roles at Abiomed where, as director of commercial operations, he helped scale a $15M surgical business to over $500M in revenue. Other roles include experience at Smith & Nephew, Arthrex, and Hill-ROM, where he directed sales enablement, operational strategy, KOL development, and product launches across multiple therapeutic areas. This depth of experience positions Dustin to drive scale, agility, and growth at Sanuwave.
Dustin earned his B.S. degree in Product Design & Development at Keene State College
“We are pleased to welcome Dustin to Sanuwave at this exciting time in our growth plans,” said CEO Morgan Frank. “He brings the experience in scaling teams and systems and the ‘run through walls’ energy that will see us through the next evolutions of our plans to extend our leadership in the wound care market.”
“I am thrilled to join Sanuwave and leverage my two decades of medical device experience to drive significant commercial growth. I'm driven to scale our innovative technologies to reach more patients and make a meaningful impact on their lives."
Dustin began work at Sanuwave on June 3, 2025.
About Sanuwave
Sanuwave Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.
Sanuwave’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. Sanuwave applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.
Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future financial results, production expectations, plans for future business development activities and expectations regarding the impact of changes in tariff rates. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with regulatory oversight, the Company’s ability to manage its capital resources, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com